Filed Pursuant to Rule 424(b)(3)
Registration No. 333-04961
Supplement dated November 21, 2007
to Prospectus dated June 28, 1996
     The following information supplements and amends the prospectus, dated June 28, 1996, of ProLogis relating to the offer and sale from time to time by the selling shareholders named therein of ProLogis’ common shares of beneficial interest, $0.01 par value per share. This supplement should be read in conjunction with the prospectus dated June 28, 1996.
     In order to update the information contained in the section entitled “Selling Shareholders,” the following supplements that section in the prospectus dated June 28, 1996:
     The table below sets forth information with respect to the ProLogis common shares that may be sold by KFFP V, L.P. pursuant to the prospectus. The table shows the number of common shares beneficially owned by KFFP V, L.P. as of November 19, 2007, the maximum number of common shares which may be offered for the account of KFFP V, L.P. under the prospectus, and the number and percentage of common shares to be owned by KFFP V, L.P. assuming the sale of all of the common shares which may be offered under this prospectus. The common shares being offered pursuant to this prospectus may be received by KFFP V, L.P. upon the exchange of units in ProLogis Limited Partnership I. The units in ProLogis Limited Partnership I were transferred to KFFP V, L.P. through a series of indirect transfers from Charles King & Associates, King & Lyons and Bayside Spinnaker Partners IV and their respective successors and assigns.

Percentage of
	Shares		Amount of Shares	Shares
	Beneficially	Shares	Beneficially	Beneficially
	Owned	Being	Owned	Owned
Selling Shareholder	Prior to Offering	Offered	After Offering(1)	After Offering

KFFP V, L.P.(2)	4,099,463 (3)	3,947,936	151,527	*

(1)	Assumes the sale of all of the common shares offered in this prospectus, although the selling shareholders is not under any obligation, known to us, to sell any common shares.

(2)	Pursuant to a Credit Line Application and Agreement and Related Credit Line Agreement (collectively, the “Credit Agreement”) entered into by and between KFFP V, L.P. and UBS Bank USA (the “Lender”), 3,947,936 units in ProLogis Limited Partnership I (and the ProLogis common shares for which those units may be exchanged and which are subject to this prospectus) have been pledged by KFFP V, L.P. to the Lender as security for KFFP V, L.P.’s obligations under the Credit Agreement. Upon a demand by Lender or a default by KFFP V, L.P. under the Credit Agreement, the Lender, UBS Financial Services, Inc., or any affiliate of either of them, may be a Selling Shareholder under this prospectus and upon the exchange or redemption of those units in ProLogis Limited Partnership I, may sell the common shares issued upon the exchange of those units pursuant to this prospectus.

(3)	Includes 3,947,936 units in ProLogis Limited Partnership I which may be exchanged for ProLogis common shares.

*	Less than one percent